Exhibit 5.1

One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Group 4 Fax (44-20) 7374 9318
DX Box Number 10 CDE
Direct Line 020 7456 3236
Direct Fax 020 7456 2286 (10 pages max)
justine.fender@linklaters.com

The Directors Mitchells & Butlers PLC 20 North Audley Street London W1K 6WN

April 2003

Our Ref	MAS/JLF

Dear Sirs

MITCHELLS & BUTLERS PLC (THE “COMPANY”)

1	This opinion is delivered in connection with the Company’s registration statement on Form S8 (the “Registration Statement”) dated today’s date and filed under the United States Securities Act of 1933 relating to 8,000,000 ordinary shares of 5p each of the Company (“Ordinary Shares”) in connection with the grant of options to acquire shares in the Company in accordance with the terms of the Six Continents Executive Share Option Scheme 1995.
2	This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.
3	For the purposes of this opinion, we have examined and relied on copies of such corporate records and other documents, and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.
4	Upon the basis of and subject to the foregoing, but subject to any matters not disclosed to us, it is our opinion that the Company is a public limited company incorporated under the laws of England and Wales under the Companies Act 1985 and that all the necessary corporate action on the part of the Company, except for the grant of options and the allotment of the shares on the exercise of the options, has been taken to authorise the issue of such ordinary shares and that upon issuance and payment, such ordinary shares will have been duly authorised and validly issued and will be fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.
5	This opinion is given to you solely for use in connection with the filing of the Registration Statement. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other matter.

A list of the names of the partners and their professional qualifications is open to inspection at the above office. The partners are solicitors, registered foreign lawyers or registered European lawyers. The firm is regulated by the Law Society.
Please refer to www.linklaters.com/regulation for important information on the regulatory position of the firm.

6	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

Linklaters